SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 26, 2013

Date of Report (Date of earliest event reported)

FBR & CO.
(Exact Name of Registrant as Specified in its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)
00133518                           20-5164223
(Commission File Number)                           (IRS Employer Identification No.)

1001 Nineteenth Street North
Arlington, VA 22209
(Address of Principal Executive Office) (Zip Code)
(703) 312-9500
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On November 26, 2013 we entered into a transaction with Forest Holdings LLC (“Forest LLC”), Forest Holdings (ERISA) LLC (“Forest ERISA”), and Crestview Advisors, L.L.C. (“Crestview”) to repurchase an aggregate of 736,781 shares of the common stock of our Company (the “Stock”) at a purchase price of $25.75 per share (including 26,108 Shares issued upon the exercise of an option to purchase Stock at an exercise price of $14.52 and 61,224 Shares issued upon the exercise of an option to purchase Stock at an exercise price of $10.96), and at the same time, Forest LLC and Forest ERISA entered into transactions to sell the remainder of the Stock held by them to third parties (collectively, the “Sale Transactions”).  Completion of the Sale Transactions is expected to occur on or about December 2, 2013.

For a discussion of the relationship between Crestview and its affiliates and the Company, see “Certain Relationships and Transactions with Related Persons – Transactions with Crestview” and “—Other Transactions with Crestview” in our proxy statement filed with the Securities and Exchange Commission on April 29, 2013.

Professional Services Agreement

Under the Professional Services Agreement between us and Crestview, dated July 20, 2006, as amended, we have agreed to pay Crestview an annual strategic advisory fee of $1.0 million, plus reimbursement of Crestview’s reasonable out-of-pocket expenses, and Crestview has the right to elect to receive a portion of its advisory fee in restricted shares of FBR’s common stock and/or options to purchase shares of FBR’s common stock.  In accordance with its terms, upon completion of the Sale Transactions the Professional Services Agreement will terminate.

Amended and Restated Voting Agreement

Under the Amended and Restated Voting Agreement between us, Forest LLC and Forest ERISA, dated May 20, 2009, we have agreed that Crestview is entitled to designate directors for election or appointment to the Board of Directors, has the right to continuing representation on committees of the Board of Directors, and has the right to designate a representative to the board of directors of our subsidiaries, all subject to specified terms and conditions.  In accordance with its terms, upon completion of the Sale Transactions, the Amended and Restated Voting Agreement will terminate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FBR & Co.
Date: November 26, 2013	By:	__/s/ Bradley J. Wright___________ Bradley J. Wright Executive Vice President and Chief Financial Officer